Exhibit 99.1

      Gulf Resources, Inc. Announces Second Quarter 2007 Financial Results

      o     Second Quarter Revenues Increase 58% to $12.4 million

      o     Second Quarter Net Income Increases 71% to $3.1 million

      o     Company Completes 2 Key Bromine Asset Purchases

LOS ANGELES and SHANDONG, China, August 15, 2007/Xinhua-PRNewswire/ - Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR), which operates through its wholly-owned subsidiaries Shuoguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Company Limited ("SYCI"), today announced its results for the second quarter which ended June 30, 2007.

Revenues for the second quarter of 2007 increased 58% to $12.4 million compared to $7.9 million for the year ago quarter. The increase in revenues was attributable to strong growth in sales of bromine which increased from $4.2 million in the second quarter of 2006 to $7.7 million in the second quarter 2007 primarily as a result of the completion of 280 new bromine wells in December, 2006, the addition of three new customers, and the bromine asset purchase completed in April, 2007. 3,956 metric tons bromine and 26,000 metric tons of crude salt were sold respectively during the quarter at average prices of $1,850 and $13 per metric ton. The second contributing factor to the increase in revenues was a 25 percent increase in chemical product sales, which included new product introductions. The company recorded $4.7 million in total chemical sales through its "SYCI" subsidiary for the second quarter compared to $3.7 million in the year ago period.

Cost of net revenue for the second quarter of 2007 was $7.3 million, yielding a gross profit of $5.2 million and gross margins of 41 percent. This compared to $5.1 million in cost of revenues, $2.8 million in gross profits and gross margins of 36 percent recorded during the second quarter of 2006. The favorable variation between the increase in revenues and cost associated with these revenues resulted from increased bromine production capacity, economies of scale, tighter control of direct costs and indirect costs and improved inventory control.

Operating income for the second quarter of 2007 totaled $4.8 million, representing a 77 percent increase from the $2.7 million reported in the year ago quarter and resulted from growth in both product lines. For the second quarter of 2007, income from operations in the bromine division was $3.3 million and $1.8 million from the chemical products division, representing a 109 and 53 percent increase compared to the year ago period respectively.

For the second quarter, net income was $3.1 million, an increase of 71 percent from the $1.8 million in the second Quarter 2006, while associated earnings were $0.06 per share compared to $0.04 per share based on 49.8 million and 43.2 million diluted weighted shares in each period respectively. The company incurred taxes of $1.7 million and $0.9 million for the 2007 and 2006 second quarter respectively equating to an effective tax rate of 35 percent and 33 percent.

"We are pleased with our second quarter results as we continue to execute our business plan by completing and integrating strategic bromine asset acquisitions, including the purchases during the second quarter in the areas of Shuoguang City Qinshuibo and Dong Ying City Liu Hu, while also expanding our production capabilities and improving overall capacity utilization. These initiatives have helped us improve our margin profile and we anticipate making capital expenditures to increase output during the balance of this year," commented Mr. Ming Yang, CEO of Gulf Resources. "Additionally, our wholly-owned SYCI subsidiary signed two significant contracts, including a supply agreement with Daqing Oilfield Company, a subsidiary of China National Petroleum Corporation which operates China's largest oilfield and separately an agreement to provide our proprietary, environmentally friendly biocide, to Huaneng Yimin Power Plant, thus opening up a significantly underserved market opportunity."

Six Month Results

For the six months ended June 30, 2007, net revenues increased approximately 47 percent to $22.5 million compared to the same year ago period, resulting from organic growth at both divisions coupled with additional bromine asset purchases. Cost of revenues was $13.3 million for the first six months, representing an increase of $3.5 million, or nearly 35 percent. Income from operations from the bromine division was $5.5 million, an increase of 75 percent while income from operations from the chemical products division increased 62 percent to $3.5 million, both compared to the first six months of 2006.

Net income was $5.7 million for six months ended June 30, 2007, an increase of $2.1 million, or approximately 61% from net income of $3.5 million compared with the same period of 2006. This equated to earnings of $.12 per share compared to $.08 per share for the first six months of 2006 based on 46.8 million and 43.2 million diluted weighted shares outstanding.

Balance Sheet and Cash Flow discussion

From a balance sheet perspective, the Company reported $7.2 million in cash and equivalents and $5.9 million in notes payable on June 30, 2007 while maintaining a current ratio of 1.25 to 1. For the first six months of 2007, the company generated $4.9 million in cash flow from operations, the main variance from net income relating to a decrease in accounts payable and accrued expenses. For the first six months, the Company recorded approximately $5.8 million in total capital expenditures.

"SCHC ended the second quarter with 19,100 metric tons of annual bromine production capacity and its facility was operating at approximately 70 percent capacity utilization. In addition, it currently maintains 50-year leaseholds for approximately 14,300 acres of property in total, which contains approximately 1,234,000 metric tons of proven and probably reserves. We anticipate completing further acquisitions while making prudent capital investments to increase overall output while consolidating both production and distribution," Mr. Yang concluded.


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

Guidance

Taking into account the recently completed asset purchases, the Company is updating its guidance. Management now expects to report 2007 revenues of $48 million, representing an increase of 170 percent from the $17.8 million reported during calendar 2006. Specifically, management expects that its core bromine business "SCHC" and specialty chemical business "SYCI" will contribute approximately $32 million and $16 million in revenues respectively. Net income is expected to increase approximately 867 percent to $11.6 million from the $1.2 million reported in 2006, which included a $5.3 million non-cash equity compensation charge. Previous issued 2007 revenue and net income guidance was $45 million and $11 million respectively.

These estimates do not include any potential future acquisitions or non-cash charges related to the amortization of goodwill from previously completed acquisitions.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, this specific supply agreement with Huaneng Yimin Coal & Electricity Co. Ltd., the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Ethan Chuang, Gulf Resources            Matthew Hayden, HC International
Tel: +1-714-858-1147                    Tel: +1-858-704-5065
Email: Ethan@gulfresourcesco.com        Email: matt@haydenir.com


                         - FINANCIAL TABLES TO FOLLOW -


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

                      GULF RESOURCES, INC.AND SUBSIDIARIES
         CONSOLIDATED BALANCE SHEETS JUNE 30, 2007 AND DECEMBER 31, 2006

                                                                June 30,     December 31,
                                                                 2007           2006
                                                              -----------    -----------
                                                              (Unaudited)     (Audited)
                                     ASSETS

CURRENT ASSETS
   Cash                                                       $ 7,203,247    $ 5,692,608
   Accounts receivable                                          1,570,650      1,403,564
   Inventories                                                    479,264        470,615
   Prepaid expenses                                               623,753             --
   Due from related party                                              --        555,464
   Prepaid land lease                                              49,198         12,436
   Income tax receivable                                          723,639      1,111,154
                                                              -----------    -----------
                                                               10,649,751      9,245,841

PROPERTY, PLANT AND EQUIPMENT, Net                             14,473,405      4,462,407

DUE FROM RELATED PARTY                                                 --        641,000

PREPAID LAND LEASE, Net of current portion                      2,211,783        605,820
                                                              -----------    -----------

TOTAL ASSETS                                                  $27,334,939    $14,955,068
                                                              ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses                        1,626,922      6,225,818
   Loan payable                                                 5,917,500             --
   Due to related party                                            32,230         15,384
   Taxes payable                                                  954,528        481,405
                                                              -----------    -----------

TOTAL LIABILITIES                                               8,531,180      6,722,607
                                                              -----------    -----------

                              STOCKHOLDERS' EQUITY

COMMON STOCK; $0.001 par value; 70,000,000 shares
   authorized; 49,834,421 and 43,205,440 shares issued and
   outstanding                                                     49,834         43,205

ADDITIONAL PAID-IN CAPITAL                                     11,827,562      2,668,817

RETAINED EARNINGS - UNAPPROPRIATED                              4,453,346      3,535,252

RETAINED EARNINGS - APPROPRIATED
   Statutory Common Reserve Fund                                1,616,796      1,077,864
   Statutory Public Welfare Fund                                                 538,932

CUMULATIVE TRANSLATION ADJUSTMENT                                 856,221        368,391
                                                              -----------    -----------

TOTAL STOCKHOLDERS' EQUITY                                     18,803,759      8,232,461
                                                              -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $27,334,939    $14,955,068
                                                              ===========    ===========

                      GULF RESOURCES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OPERATIONS (UNAUDITED)

                                                Three Months Ended                Six Months Ended
                                                  June 30, 2006                    June 30, 2006
                                              2007             2006            2007             2006
                                          ------------     ------------    ------------     ------------
REVENUE
   Net sales                              $ 12,259,799     $  7,861,178    $ 22,194,000     $ 15,319,631
   Maintenance service income                  130,152                          259,278               --
                                          ------------     ------------    ------------     ------------
                                            12,389,951        7,861,178      22,453,278       15,319,631
                                          ------------     ------------    ------------     ------------

OPERATING EXPENSES
   Cost of net revenue                       7,270,962        5,050,023      13,295,664        9,831,670
   General and administrative expenses         347,017          109,351         529,197          212,083
                                          ------------    ------------     ------------     ------------
                                             7,617,979        5,159,374      13,824,861       10,043,753
                                          ------------     ------------    ------------     ------------

INCOME FROM OPERATIONS                       4,771,972        2,701,804       8,628,417        5,275,878

OTHER INCOME
   Interest expense                            (24,082)              --         (24,082)              --
   Interest income                               8,368              121          15,210              541
                                          ------------     ------------    ------------     ------------

INCOME BEFORE INCOME TAXES                   4,756,258        2,701,925       8,619,545        5,276,419

INCOME TAXES - current                       1,655,377          888,859       2,961,851        1,763,780
                                          ------------     ------------    ------------     ------------

NET INCOME                                $  3,100,881     $  1,813,066    $  5,657,694     $  3,512,639
                                          ============     ============    ============     ============

BASIC AND DILUTED EARNINGS PER SHARE      $       0.06     $       0.04    $       0.12     $       0.08
                                          ============     ============    ============     ============

BASIC AND DILUTED WEIGHTED AVERAGE
   NUMBER OF SHARES                         49,476,819       43,205,440      46,829,384       43,205,440
                                          ============     ============    ============     ============


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